UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event Reported): June 20, 2022

VIVINT SMART HOME, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38246	98-1380306
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4931 North 300 West

Provo, UT 84604

(Address of Principal Executive Offices) (Zip Code)

(801) 377-9111

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	VVNT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 20, 2022, Vivint Smart Home, Inc. (the “Company”) amended and restated employment agreements for each of (i) Daniel Garen (the “Garen Agreement”), (ii) Rasesh Patel (the “Patel Agreement”) and (iii) Todd Santiago (the “Santiago Agreement,” and collectively with the Garen Agreement and the Patel Agreement, the “A&R Agreements”). The principal amended terms of such A&R Agreements are summarized below.

In the event of a termination, during the period beginning on the date six months prior to and ending on the date that is eighteen month following a change in control, by the Company without “cause” (as defined in the applicable A&R Agreement) or by the executive for “good reason” (as defined in the applicable A&R Agreement), the Company will accelerate the vesting of 100% of the executive’s then unvested outstanding time-based restricted stock units, other time-based equity compensation awards and, to the extent applicable, unpaid retention bonus payments.

Pursuant to the Santiago Agreement and subject to continued employment, Mr. Santiago will be eligible to receive annual equity grants under the Company’s long-term equity incentive plan. For each of calendar years 2023, 2024, and 2025, the Company will recommend that the Board of Directors approve grants that cover a number of shares equal to the quotient of (i) $3,000,000 divided by (ii) the applicable share price on the date of grant and granted with respect to the same time-based and performance-based vesting criteria applicable to other senior executives of the Company. Mr. Santiago is also entitled to receive a retention bonus of $350,000 on each of the first three anniversaries of the effective date of the Santiago Agreement (each, a “retention bonus”), subject to continued employment in good standing as the Chief Revenue Officer of the Company.

The Garen Agreement and the Santiago Agreement add the concept of “good reason” (as defined below). If either Mr. Garen or Mr. Santiago resign without “good reason,” Mr. Garen or Mr. Santiago, as applicable, will also be entitled to any earned but unpaid annual bonus from any prior year (the “earned prior year bonus”) and any earned but unpaid retention bonus, with respect to Mr. Santiago (“earned retention bonus”). If either Mr. Garen or Mr. Santiago resigns for “good reason,” Mr. Garen or Mr. Santiago, as applicable, will be eligible to receive the same severance benefits as executive would be entitled to receive upon a termination by the Company without “cause” (and, solely with respect to Mr. Santiago, a non-renewal by the Company on or before the third anniversary of the effective date of the Santiago Agreement). In addition, if Mr. Santiago resigns for “good reason,” he would be entitled to the earned retention bonus.

For purposes of the Garen Agreement and the Santiago Agreement, the term “good reason” means a reduction in base salary or annual target bonus, a material diminution in title, duties, authority or responsibilities that materially decreases the overall scope, the relocation of the executive’s primary office by more than 50 miles, or the Company’s material breach of the employment agreement. Each of the foregoing events is subject to specified notice and cure periods.

The A&R Agreements also include certain updates to the restrictive covenant provisions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIVINT SMART HOME, INC.

By:	/s/ Garner B. Meads, III
Name:	Garner B. Meads, III
Title:	Chief Legal Officer and Secretary

Date: June 24, 2022